VALCOM BURBANK STUDIOS

                         PRODUCTION FACILITY AGREEMENT


This agreement is made and entered into effect February 2, 2007 by and between VALCOM BURBANK STUDIOS, a California Company (hereinafter referred to as
VBS) and Twelve Yard Holdings Inc. 7800 Beverly Blvd, Suite 251, Los Angeles, CA. 90036 a California Company (hereinafter referred to as: TYH), to provide facilities and personnel for the production of "WITHOUT PREDJUDICE".


WITNESSETH

Whereas, VBS is the operator of a television production facility located at 2525 North Naomi Street, Burbank, California 91504, and whereas TYH desires to use the following television production facility package (hereinafter referred to as "package") for the purpose of television production and VBS desires to allow TYH to use their television production facility for such purposes on the terms and conditions hereinafter set forth and attached.


This Package Shall Include:


SCHEDULE

Day 1       March 25, 2007                 	Load/Hang

Day 2       March 26, 2007                	Rehearse/Tech Set/Focus

Day 3-7     March 27 & April 2,3,4,5, 2007 	Full Fax Shoot

Day 8-12    March 28,29,30,31 & April 1, 2007	Dark

Day 13      April 6, 2007                  	Strike



   Initials

WITHOUT PREDJUDICE

Contract Agreement                                                 	 Page 2

VBS will provide the following facilities and personnel based on the schedule above.

FACILITIES: (BASED ON A 12 HOUR DAY)

Stage 2
Audio/Video Control Room
Profile
8-Studio Camera's
4-Pedestals
8-Digibeta REC Vtr
Jib-WA Lens
Floor Monitors
Quadsplit w/ VHS
RF PL System
2-RF IFB
6-RF Lav Microphones
1-Color Corrector
Prompter System
Power, A/C, Maintenance
1-Production Office (Stage area during Production)
1-Production Trailer (Pre-Production, February 1 through April 13, 2007) 5-Dressing Rooms
1-Green Room
1-Additional Off set Area
1-Make-Up/Hair Room
1-Wardrobe Room
6-Assigned On Lot Parking Spaces (Preproduction)


PERSONNEL: (BASED ON A 10 HOUR DAY)
                                    DAYS
Studio Manager                      8
Engineer In Charge                  6
Utility                             6
Lighting Boardman                   7.5



Initials


WITHOUT PREDJUDICE

Contract Agreement                                                	 Page 3


All facilities are budgeted for a (12) twelve elapsed hour day (first person in and last person out). All personnel are budgeted for an (11) eleven elapsed hour day (unless noted) with a (1) one hour off the clock lunch break. California state law requires that a hot meal break shall be given no sooner than (3) three hours and no later than (6) six hours after the start of the labor day. A meal break shall be at least (1) one hour in duration unless a hot meal is provided by TYH in which case the break may be cut to (1/2) half an hour. If the meal break is 1/2 hour in duration, then the work day is only a 10 1/2 hours. The second meal is on the clock. Failure to comply could result in a meal penalty cost, ($20.00 PER PERSON, PER HOUR) which shall be borne by TYH. (Walking meals, must be pre-approved by VBS)

NOT INCLUDED (Unless Noted)

Lighting & Grip Package (As Used X 1 Day Per Week)
Any above or below the line personnel not mentioned.
Any technical or nontechnical equipment not mentioned.
Any expendables (batteries and globe burn outs).
Raw audio or video tape stock.
Set or prop; storage or construction.
Telephone charges and related services.
Installation, set-up, usage of phone system.
Audience procurement, ticketing and supervision.
No pets are allowed unless directly related to show.
Copy or Fax Services:Per Copy - $0.05
                     Per Fax - $1.00 to send, $2.00 to receive
Internet Connection $10.00 Each
Fire Safety Officer, $85.00 per hr As Used, 4-Hr Minimum

OVERTIME
Day begins with first stage/crew call and ends with last person out. (Office/Stage/Crew)

      FACILITY OVERTIME:      After twelve (12) elapsed hours will be:
                              @ $250.00 per hour (Full Fax Days) all others at $150.00 per Hr.

      LABOR OVERTIME:         Until wrap has occurred:
                              10th through 12th Hour @ 1.5 X Daily Rate Each
                              After 12th Hours @ 2.0 X Daily Rate Each
(Labor overtime rates will include applicable taxes, and a 5% handling fee.)

FIXED PACKAGE PRICE

The fixed package price includes the schedule, facilities and personnel. Please note that in the event TYH elects to reduce or change its schedule or facilities to a lesser amount stated within less than 24 hour notice, this will not reduce the package price. In such a case, TYH will be responsible for the total amount due and no credit will be given for the reduction.
The FIXED PACKAGE PRICE IS $74, 175.00. This price includes all applicable taxes and workmen's compensation, as required by law.



Initials

WITHOUT PREDJUDICE
ContractAgreement
Page 4

TERM OF PAYMENTS; THE FIXED PACKAGE PRICE SET FORTH BELOW WILL BE PRO-RATED ON A DAILY BASIS FOR PARTIAL MONTHS.

February 1, 2007= $2,500.00 (Production Offices, January & February) March 1, 2007 = $2,500.00 (Production Offices, March & April)
March 1, 2007  =  $10,000.00 Hold/Deposit
March 23, 2007 =  $35,000.00
April 2, 2007  =  $24,175.00

TOTAL PAYMENT $ 74, 175.00

** VBS hereby acknowledges THY's move-in date of January 29, 2007, as such, the Fixed Package Price payable for the month of January, 2007 will be pro-rated on 1/7 daily basis for the month of January, 2007.

NOW, THEREFORE IN CONSIDERATION OF THE MUTUAL PROMISES AND AGREEMENT CONTAINED HEREIN, THE PARTIES AGREE AS FOLLOWS:

1. ADDITIONS Any additions to the contract or services rendered must be pre-approved in writing by a designated principal of TYH currently, (ALFAJIRI MCDONALD). All additions to the contract will be invoiced and due payable upon receipt of invoice or a 2% finance charge per month will be added to the attorney's fees and expenses reasonably and directly incurred in the event your account is placed with an attorney to collect such sums, provided that TYH has received written notice of a failure to pay any sum due and owing and has been afforded reasonable opportunity to cure.

   All contract amounts and additions to the basic contract will be invoiced and due payable upon receipt of invoice per the contract schedule.

2. SCHEDULE CHANGES Any changes on the contracted scheduled dates must be given in writing no less than three (3) business days prior to the predetermined scheduled event. TYH will be responsible for any and all facility and personnel costs incurred due to the scheduled changes per the contract. (i.e. outside rentals)

3. CANCELLATIONS Any cancellation of the contracted scheduled dates must be given in writing three no less than (3) days prior for facilities and 24 hours prior notice for personnel to the predetermined scheduled dates. TYH will be responsible for any and all facility costs incurred due to the cancellation. TYH will be responsible for costs for personnel who are given less than twenty-four (24) hour's prior written notice of change in the shooting schedule. TYH is obligated to compensate VBS for the entire contracted and any extended dates, per the schedule and including the cancellation date, unless any such cancellation is caused by VBS or results from VBS's negligence, or willful misconduct.

4. PUBLICITY AND ADVERTISING CREDIT Subject to TYH's prior written approval, VBS shall have the right to use TYH's name to advertise or otherwise exploit TYH's use of VBS's services and facilities, provided any such use is non-derogatory and non-defamatory.

5. USE OF FACILITIES VBS hereby grants TYH the right to use the VBS production facility for the exclusive purpose of television production. During its use of VBS property, TYH shall not make or permit use of VBS facilities for any unlawful purpose or any purpose that will intentionally injure the reputation of VBS.


   Initials

WITHOUT PREDJUDICE

Contract Agreement                                           		 Page 5

6. DOWNTIME VBS shall deliver the facilities and equipment to TYH in a good and functional condition and VBS shall be responsible for all necessary and routine, maintenance and upkeep of the VBS facilities and equipment. In the instant where downtime is caused to TYH production by VBS failure to provide the services contracted for in this Agreement, the costs of any downtime incurred will be credited to TYH only in the form of credit toward the use of those VBS facilities and equipment contracted for in this Agreement. Downtime will only be credited for the actual amount of time created by the failure of any piece of production equipment, unavailability of facilities and other services contracted through VBS that causes TYH production to cease or to be suspended for more than thirty (30) minutes. Any downtime caused by outside rentals, lighting globe failure and/or replacement shall not be considered downtime; provided any benefit accorded to VBS by the providers of any such outside rentals, shall pass-through to TYH.

7. SHARING OF FACILITIES TYH understands that VBS may have other clients using its facilities during the same period as TYH and that some areas of VBS's studio facilities must be shared or specially scheduled with another client (i.e. Make-Up and Hair Room, Rehearsal and Lunch Rooms, Wardrobe, parking lot(s) and Etc). In these instances, both TYH and the other clients will, in good faith, work together to set up non-conflicting schedules for these common use areas. VBS agrees to assist TYH and such other VBS client in the scheduling of VBS facilities to set up such non-conflicting schedules for use of common-use areas.

8. LIENS VBS shall have a lien on all elements produced by VBS or delivered to VBS by TYH and all elements made therefrom, until all balances due to VBS from TYH are paid in full. If such balance shall be unpaid for a period of 90 days after it becomes due, VBS may upon 30 business day written notice to TYH, sell the materials for a reasonable price to satisfy the account. The proceeds of this sale, after paying expenses, shall be applied to the balance, if any, shall be paid over to TYH. If the proceeds of the sale are insufficient to pay the expenses of the sale and the indebtedness accrued charges, VBS will hold TYH liable for the difference. Notwithstanding the foregoing, VBS hereby waives any right it might have to seek injunctive relief under the Agreement, including, without limitation, seeking the enjoinment of the airing or any other exploitation of the elements produced by or delivered to VBS, and all elements made therefrom, including, but not limited to the airing or other exploitation of the program currently titled "Without Prejudice?"

9. OWNERSHIP OF ELEMENTS TYH warrants that it has the legal right to possession and use of all elements delivered to VBS and agrees to hold VBS harmless from all liability arising therefrom and further agrees to defend VBS, at TYH expense, from any action or proceeding arising from such liability. VBS hereby acknowledges and accepts that, as between TYH and VBS, TYH will be the sole owner and author of any elements produced and materials created by TYH during the term of this Agreement, including, without limitation, the program titled "Without Prejudice?" VBS agrees to hold TYH harmless from, and to otherwise indemnify and defend TYH for any liability arising from VBS's negligence, willful misconduct or breach by VBS hereunder.

10. RIGHTS TO EXHIBIT TO OTHERS Subject to TYH's prior written approval, VBS will be entitled to include TYH materials, which materials will have been provided by TYH, in VBS' in-house promotional reel for exhibition to third parties for the limited purpose of demonstrating VBS work or as may be incidental to VBS's business operations. TYH further authorizes VBS to make duplicates of any such materials as have been approved by TYH for demonstration purposes only. TYH recognizes that VBS facilities are open to persons who may be TYH's competitors, and TYH acknowledges that its materials may be inadvertently viewed by such competitors. Accordingly, TYH shall not hold VBS liable for any damages arising for the inadvertent exhibition of TYH's material to third parties. Notwithstanding, however, VBS will put forth its best efforts to secure any area where it screens its promotional reel or the materials provided by TYH hereunder.

11. FORCE MAJEURE VBS shall be relieved of its obligations to furnish any and all of the premises, equipment, and crew (the "Facilities") for any time during which shall be materially hampered in, interrupted in or prevented from furnishing the same to TYH by reason of any governmental law, regulation, ordinance, order or decree, court order or decree, act of God, earthquake, flood, fire, epidemic, accident, explosion, boycott, casualty, disturbance, war (whether or not officially declared), act of a public enemy, embargo, delay of a common carrier, inability to obtain labor, material, transportation, power or other essential commodity, or any other similar cause or causes beyond the control of VBS (any or all of which, "Force Majeure").
   In the event, however, that VBS is unable to furnish any Facilities under this Agreement due to any Force Majeure for more than (1) one week, TYH shall have the right to terminate this Agreement upon written notice to VBS. Termination of this Agreement pursuant to this Paragraph shall not constitute TYH waiver of, or release of TYH from, any obligation, fees or other indebtedness to VBS which TYH incurred from the date of execution of this Agreement to the date TYH gives notice if termination hereunder. In the event of Force Majeure, all fees due VBS shall be determined on a pro-rate basis for the Facilities and Services as used.


   Initials

WITHOUT PREDJUDICE

Contract Agreement
                                                                  	 Page 6

12. INSURANCE TYH agrees to provide public comprehensive liability insurance, including bodily injury, personal injury and property damage, in such a customary amount as may be reasonably acceptable to VBS and TYH. In an initial amount of not less than One Million Dollars ($1,000,000.00) for anyone occurrence, insuring VBS and TYH. VBS may request TYH to increase this initial amount of insurance at any time to an amount acceptable to VBS at VBS's reasonable request should a change in production requirements warrant such request or laws of the state of California. The insurance must name VALCOM BURBANK STUDIOS as an additional insured, must afford at least thirty (30) days written notice of cancellation or material change, and must provide that this insurance is primary and not excess of or contributing to any other insurance by VBS. TYH SHALL PROVIDE VBS WITH A CERTIFICATE OF INSURANCE EVIDENCING THIS INSURANCE COVERAGE. In addition, VBS shall not be liable for injury, loss or damage to persons who come onto the premises at TYH's request, unless caused by VBS' negligence, willful misconduct or breach of this Agreement. TYH agrees to hold VBS harmless from any liability claim with respect to such persons or property.

13. FIRE PREVENTION; City of Burbank Fire Department requires VBS to designate a principle of TYH to review the "Stage Space Information Form", which will be located in the Studio Managers office. TYH must comply with all Burbank Fire Department applicable regulations within TYH's control . VBS is not responsible for non-compliance by TYH of such regulations within TYH's control.

14  INDEMNIFICATION  TYH shall indemnify, defend and hold VBS harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, actions, judgments, suits, and reasonable outside attorney fees and disbursements that VBS shall incur or suffer, including property damage, injury or death to persons, which arise from or in connection with TYH's wrongful operation or use of VBS, or TYH's breach of this agreement, or the agreement contained herein. This indemnity also includes any acts or omissions of any person provided to TYH by VBS who are acting under TYH's direction and control. VBS similarly agrees to indemnify, defend and hold TYH harmless from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, actions, judgments, suits, and reasonable outside attorney fees and disbursements that TYH shall incur or suffer, including property damage, injury or death to persons, which arise from or in connection with VBS's gross negligence or willful misconduct or VBS's breach of this agreement, or the agreement contained herein. This indemnity also includes any acts or omissions of any person provided to TYH by VBS who are acting under VBS's direction and control. TYH and VBS shall notify each other of any claims which may arise from TYH's use of VBS's production facilities. TYH agrees to pay reasonable outside attorney's fees and other expenses in the event TYH's account is placed with an attorney for collection of any sums due.

GENERAL

This agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto. This agreement shall be binding upon and incur to the benefit of the parties, their successors and permitted assign.

IN WITNESS WHEREOF, The parties have executed this agreement as of the day and year first above written, this agreement, however, shall become binding upon VBS's receipt of deposit or TYH's use of VBS's facilities.


VALCOM BURBANK STUDIOSTYH NETWORKS

BY:                   BY:

DATE:                 DATE:

NON-DISCLOSURE:
AS A MATERIAL PART OF THIS CONTRACT, IT IS RESTRICTED TO YOU AND THE PRINCIPLES OF OUR COMPANY, AND IS NOT TO BE DISCLOSED TO ANY UNRELATED PARTY.